 Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
MSAI Operating, Inc.	Delaware
Infrared Cameras, Inc.	Texas
Digatherm LLC	Florida
Infrared Inspections LLC	Texas